Exhibit 99.3
                                  Press Release

                       APPLIED DIGITAL SOLUTIONS COMPLETES
                $70 MILLION (CDN) SALE OF TOGERTEL TO AT&T CANADA

PALM BEACH, FLORIDA, January 3, 2000 -- Applied Digital Solutions, Inc. (NASDAQ:ADSX) today announced the completion, on December 30, 1999, of the sale of its approximately 4.9 million shares in TigerTel Inc., its Toronto-based telecommunications subsidiary, to AT&T Canada, first announced on November 29, 1999. Under AT&T's offer, approximately 7.3 million (approximately 96.7%) of TigerTel's 7.5 million outstanding shares were tendered to AT&T at CDN$9.25 per share ($6.36 US). In addition, AT&T Canada agreed to refinance TigerTel's approximately CDN$10 million in debt provided under Applied Digital Solutions Term and Revolving Credit Agreement.

"The sale of TigerTel will help us accelerate our transformation of ADS into a single source e-business to business solutions provider in the United States," said ADS Chairman and CEO Richard J. Sullivan. "The sale will help us focus our core businesses on the enormous growth opportunities available in the U.S. market."

Sullivan noted that ADS has sharpened its strategic focus on web-based applications development, networking services, internet telephony integration and leading-edge IT solutions and services. "Given our e-business strategic focus, TigerTel simply fit more appropriately into AT&T's Canadian operations," he said.

About TigerTel Inc.
TigerTel provides corporate clients across Canada a variety of telecommunications services including telecommunications management, call center, voice messaging and various toll and data services. TigerTel achieved revenues of nearly CDN$19 million for the third quarter of 1999, while EBITDA (earnings before interest, taxes, depreciation and amortization) reached CDN$1.4 million.

About Applied Digital Solutions, Inc.
Applied Digital Solutions, Inc. is an e-business to business solutions provider offering Internet, telecom, LAN and software services to a wide variety of businesses throughout North America. For more information, visit the Company's web site at www.adsx.com

         Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. The Company intends that such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.